KPMG LLP
Suite 600
205 North 10th Street
Boise, ID 83702-5798

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-265825, 333-231795, 333-223635, and 333-219455) on Form S-8 of our reports dated February 29, 2024, with respect to the consolidated financial statements of PetIQ, Inc. and the effectiveness of internal control over financial reporting.

Boise, Idaho
February 29, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.